EXHIBIT 10.17
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into between Exact Sciences Corporation, a Delaware corporation (the “Company”), and D. Scott Coward, an individual (“Consultant”).
The Company desires to retain the services of Consultant and Consultant desires to provide consultation to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Services. Consultant agrees to provide consulting services to the Company from time to time, as more particularly described in Exhibit A hereto (the “Services”). In providing such Services, Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, policies (including, without limitation, the Company’s Code of Conduct and Business Ethics and Insider Trading Policy), regulations and requirements of the Company, including, without limitation, those concerning security and the safety of persons and property.
2.Term. This Agreement shall commence as of December 31, 2022 and shall continue until December 31, 2023 (the “Term”) unless earlier terminated. Either party may terminate this Agreement at any time upon written notice to the other party. Any extension of the Term shall be subject to mutual written agreement between the parties hereto.
3.Compensation.
3.1Cash Compensation. In consideration for Consultant’s performance of the Services and subject to the other terms of this Agreement, the Company shall pay Consultant the monthly sum of $36,780, payable by the 10th day of the month for Services to be performed in that month (the “Monthly Fee”). The first Monthly Fee shall be paid on or before January 10, 2023 and be applicable to Services performed on December 31, 2022 and January 2023.
3.2Bonus Payment. Notwithstanding Consultant’s retirement as an employee of the Company, Consultant shall remain eligible for any annual cash bonus compensation determined by the Company’s Human Capital Committee to be payable with respect to 2022 performance, provided that Consultant continues to provide Services pursuant to this Agreement through the date that the Company pays any 2022 bonuses. Consultant shall be ineligible for a bonus payment under the Company’s annual bonus plan for 2023.
3.3Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with, or related to, the performance of Services, subject to (a) prior written approval of the same by the Company and (b) presentation of such expense statements or other supporting documentation therefor as the Company may reasonably request.

3.4Benefits. Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including, without limitation, social security, unemployment, medical or retirement payments or benefits.
4.Nondisclosure and Proprietary Information.
4.1Nondisclosure. Consultant agrees and understands that in connection with Consultant’s services to the Company both before and after the date of this Agreement, Consultant has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, without limitation, scientific and other technical information (including, without limitation, clinical study results), business and marketing plans, strategies, customer information, other information concerning the Company’s products, development, business policies and practices, financial results, strategies and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Consultant agrees that during the Term and thereafter, Consultant shall keep such information confidential and shall not use such information except in the furtherance of providing Services and shall not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Consultant shall have no such obligation to the extent such information is or becomes publicly known other than as a result of Consultant’s breach of his obligations hereunder and (ii) Consultant gives prior notice to the Company and reasonably cooperates at the Company’s expense to obtain a protective or equivalent order, Consultant may disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This nondisclosure covenant has no temporal, geographical or territorial restriction. At any time following the termination of the Term, at the Company’s request Consultant shall promptly destroy or return to the Company (as elected by the Company) all property, notes, memoranda, writings, lists, files, reports, correspondence, tapes, disks, cards, technical data or any other tangible product or document which has been received by or otherwise submitted to Consultant in connection with Consultant’s services to the Company during or prior to the Term.
4.2Defend Trade Secrets Act of 2016 Notice. In accordance with disclosures required under the Defend Trade Secrets Act of 2016, Consultant is hereby notified that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
4.3Work Product. Without limiting the generality of what constitutes confidential information, Consultant agrees that any developments, designs, concepts, inventions, techniques and improvements which he conceives or makes either solely or jointly with others, in performing services under this Agreement, shall be a “work made for hire” and the sole property of the Company (all of the foregoing, “Work Product”). For the avoidance of doubt, Consultant does not and shall not claim any property interest in the Company’s confidential information, which shall remain the Company’s confidential information.
4.4Injunctive Relief. Consultant agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Therefore, in addition to any other rights it may have at law, the Company shall be entitled to seek injunctive and other equitable relief as a remedy for any breach or threatened breach of this Agreement, and Consultant agrees to waive any requirement for the showing of actual damages or securing or posting of any bond in connection with such remedy.
4.5Survival. The provisions of this Section 4 shall survive any termination of this Agreement, and the existence of any claim or cause of action by Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 4.

5.Debarment, Exclusion or Suspension. Consultant is not excluded, debarred, suspended or otherwise ineligible to participate in any federal or state health care programs or in federal procurement or non-procurement programs, and is not identified on any federal or state healthcare debarment, exclusion or suspension database. Consultant shall immediately notify Company and stop providing Services if Consultant’s exclusion, debarment, or suspension status changes or is threatened to change.
6.Independent Contractor Status. Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. As an independent contractor, Consultant shall be responsible for paying all taxes on all compensation paid under this Agreement and filing such tax returns as may be required by law or regulations. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
7.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when sent via nationally recognized overnight courier or its international equivalent (with all fees prepaid), or when mailed by U.S. certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to the Consultant’s home address which Consultant most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
8.Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits, constitutes the entire agreement between the parties hereto and, except as expressly provided herein, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
9.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.
10.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Wisconsin.
11.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including, without limitation, any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Consultant are personal and shall not be assigned by Consultant.
12.Miscellaneous.
12.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
12.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
12.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EXACT SCIENCES CORPORATION

By:	/s/ Kevin T. Conroy
Name:	Kevin T. Conroy
Title:	President and Chief Executive Officer

/s/ D. Scott Coward
D. Scott Coward

Address:
D. Scott Coward

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

Exhibit A Services
Consultant will spend up to 80 hours per month (the “Services Hours Cap”), unless the parties mutually agree to raise such Services Hours cap in writing, providing the following services for the Company (inclusive of a reasonable amount of preparation time):
•Consulting regarding business development projects
•Consulting regarding selection of business development leadership
•Various other matters at Company CEO’s request
All Services will be performed diligently, in accordance with Company directions, and in a professional and workmanlike manner.